EXHIBIT 10.12

FINAL

NON-EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

CLINICAL MICRO SENSORS

DBA OSMETECH MOLECULAR DIAGNOSTICS

JHU Ref: 9328

LAP-JHU Ref. 9328	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-exclusive License Agreement (hereinafter referred to as the “Agreement”) is by and between The Johns Hopkins University (hereinafter referred to as “JHU”), a corporation of the State of Maryland, having a principal place of business at 3400 N. Charles Street, Baltimore, Maryland 21218-2695, and Clinical Micro Sensors (hereinafter referred to as “Company”), Doing Business As Osmetech Molecular Diagnostics, a corporation incorporated in the State of California, located at 757 South Raymond Avenue., Pasadena, CA 91105.

1.	BACKGROUND

1.1

In the course of a fundamental research program at JHU, a valuable invention entitled “CF Mutations in the CFTR Gene” (JHU Ref. 9328) was developed by Drs. Haig H. Kazazian, Stylianos E. Antonarakis and Garry R. Cutting (hereinafter referred to as “Inventors”).

1.2

JHU has acquired all right, title and interest, with the exception of certain retained rights by the United States Government, in said invention but is without the capacity to commercially develop, manufacture and distribute products and methods which embody the invention.

1.3	Company is interested in providing such commercial products and methods to third parties on a non-exclusive basis and agrees to comply with the terms and conditions in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

2.	DEFINITIONS

All references to particular Exhibits and Paragraphs shall mean the Exhibits to, and Paragraphs of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

2.1	“EFFECTIVE DATE” of this License Agreement shall mean April 11, 2006.

2.2	“EXECUTION DATE” of this License Agreement shall mean the date the last party has executed this Agreement.

2.3	“JHU MARKER(S)” shall mean as used herein in either singular or plural form, cystic fibrosis genetic markers covered by PATENT RIGHT(S).

2.4	“LICENSED FIELD” shall mean bio-electric-microfluidic instrumentation/biochip cartridge for cystic fibrosis molecular diagnostic market.

LAP-JHU Ref. 9328	2 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

2.5

“LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any material, composition, JHU MARKER(S), nucleic acid sequence, nucleic acid probe, nucleic acid primer, in vitro diagnostic test, and kit containing any or all of the above, or any other product, process or method, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHT(S) (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

2.6

“LICENSED SERVICE(S)” as used herein in either singular or plural shall mean the performance on behalf of a third party of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of the PATENT RIGHT(S) (infringement shall include, but not be limited to, direct, contributory or inducement to infringe).

2.7

“NET SALES” shall mean gross sales revenues and fees billed by Company from the sale of LICENSED PRODUCT(S) less trade discounts allowed, refunds, returns and recalls, and sales taxes In the event that Company sells a LICENSED PRODUCT(S) in combination with OTHER MARKER(S), the royalty rate for purposes of royalty payments on the combination shall be calculated by multiplying the royalty rate as defined in Paragraph 4.3 by the fraction A/A+B where A is the number of JHU MARKER(S) and B is the number of OTHER MARKERS. In no event shall the royalty rate used to calculate royalty payments on the combination fall below             ***%. In the event that Company sells a LICENSED PRODUCT(S) that does not combine OTHER MARKER(S) with JHU MARKER(S), the royalty rate for purposes of royalty payments under Paragraph 4.3 is as provided in Exhibit A.

2.8	“OTHER MARKER(S)” shall mean patented cystic fibrosis genetic markers licensed by Company from THIRD PARTY or THIRD PARTIES, and on which Company must pay a royalty.

2.9

“NET SERVICE REVENUES” shall mean gross service revenues and fees billed by Company for the performance of LICENSED SERVICE(S) less sales and/or use taxes imposed upon and with specific reference to the LICENSED SERVICE(S) in combination with OTHER MARKER(S). In the event that Company sells a LICENSED SERVICE(S) in combination with OTHER MARKERS, the royalty rate for purposes of royalty payments on the combination shall be calculated by multiplying the royalty rate as defined in Paragraph 4.3 by                 ***            . In no event shall the royalty rate used to calculate the royalty payment on the combination fall below             ***%. In the event that Company sells a LICENSED SERVICE that does not combine OTHER MARKER(S) with JHU MARKER(S), the royalty rate for purposes of royalty payments under Paragraph 4.3 is as provided in Exhibit A

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

LAP-JHU Ref. 9328	3 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

2.10	“PATENT RIGHT(S)” shall mean the U.S. Patent No. 5,407,796, issued April 18, 1995 for Cystic Fibrosis Mutation Cluster to Cutting et al. and any reissues based thereof.

2.11

“NON-EXCLUSIVE LICENSE” shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHT(S) subject to rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401), and subject to the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems’ purposes LICENSED PRODUCT(S) and LICENSED SERVICE(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHT(S) for nonprofit academic research use to non-commercial entities as is customary in the scientific community.

3.	GRANT

3.1

License Granted: Subject to the terms and conditions of this Agreement, JHU hereby grants to Company a non-transferable NON-EXCLUSIVE LICENSE to make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) and the LICENSED SERVICE(S) in the United States under the PATENT RIGHT(S) in the LICENSED FIELD from the EFFECTIVE DATE of this Agreement. Nothing in this Agreement is intended to preclude the export or the sale for export of LICENSED PRODUCT(S) to be made, used and sold in countries where no subsisting and unexpired claims of PATENT RIGHT(S) exist, and on which royalties shall be paid as provided in Paragraph 4.3 of this Agreement due to the manufacture of LICENSED PRODUCT(S) under any subsisting and unexpired claims of PATENT RIGHT(S).

3.2	No Sublicensing: Company shall not sublicense to others under this Agreement, nor extend the rights granted hereunder to any affiliated company.

3.3

Bulk Sales: Company may make bulk sales of LICENSED PRODUCT(S) only upon written authorization of JHU. Company may not transfer the LICENSED PRODUCT(S) to third parties, except to a contract party making LICENSED PRODUCT(S) solely for Company’s benefit.

4.	PAYMENTS, ROYALTY AND REPORTING

4.1

Licensing Fee: Company shall pay JHU within thirty (30) days of the EXECUTION DATE a license fee as set forth in Exhibit A. JHU shall not submit an invoice for the license fee, which is non-refundable and shall not be credited against royalties or other fees.

4.2

Minimum Annual Royalties: Company shall pay to JHU minimum annual royalties as set forth in Exhibit A. These minimum annual royalties shall be due, without invoice from JHU, within thirty (30) days of each anniversary of the

LAP-JHU Ref. 9328	4 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

EFFECTIVE DATE beginning with the first anniversary. Running royalties accrued under Paragraph 4.3 and paid to JHU during the one year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the minimum annual royalties due on that anniversary date.

4.3

Initial Running Royalties: Company shall pay to JHU initial running royalties accrued for each LICENSED PRODUCT(S) sold and each LICENSED SERVICE(S) provided based on NET SALES and NET SERVICE REVENUES respectively, on and after the EFFECTIVE DATE by Company to the EXECUTION DATE, as set forth in Exhibit A. These initial running royalties shall be due within thirty (30) days of the EXECUTION DATE and will represent sales of LICENSED PRODUCT(S) or LICENSED SERVICE(S) occurring between the EFFECTIVE DATE to the EXECUTION DATE. All non-US taxes related to LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU.

4.4

Royalties: Company shall pay to JHU, a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) manufactured or sold under any subsisting or unexpired claims of PATENT RIGHT(S) on EXECUTION DATE if not previously paid by Company to JHU under Paragraph 4.3 and subsequent to the EXECUTION DATE, such royalty that is based upon NET SALES for the term of this Agreement and for each LICENSED SERVICE(S) provided by Company based on LICENSED PRODUCT(S) manufactured or sold under any subsisting or unexpired claims of PATENT RIGHT(S), such royalty that is based upon NET-SERVICE REVENUES for the term of this Agreement. Such payments shall be made quarterly. All non-US taxes related to LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU.

4.5

Reporting and Payments: Company shall provide to JHU within thirty (30) days of the EXECUTION DATE of this Agreement, an initial written report of the amount of LICENSED PRODUCT(S) sold and LICENSED SERVICE(S) provided, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company after the EFFECTIVE DATE and on and before the EXECUTION DATE of this Agreement. Thereafter, Company shall provide to JHU within thirty (30) days of the end of each calendar quarter after the EFFECTIVE DATE of this Agreement, a written report to JHU of the amount of LICENSED PRODUCT(S) sold and LICENSED SERVICE(S) provided, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company. Payment of any such royalties due shall accompany such report. The report of sales and royalties due shall be substantially in the format of the sales and royalty report form given in Exhibit B.

LAP-JHU Ref. 9328	5 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

4.6

Late Payments: In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth (10 th) day following the due date thereof, calculated at the annual rate of the sum of (a)*** percent (***%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

4.7

Records: The Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 4.5, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 4.5. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. The Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days’ written notice to the Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to             *** percent (***%) or more of such payment, such costs shall be borne by the Company.

4.8

Non-Arms Length Transactions: In order to insure JHU the full royalty payments contemplated hereunder, the Company agrees that in the event any LICENSED PRODUCT(S) shall be sold to an affiliated company or to a corporation, firm or association with which Company shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCT(S) shall be based upon the greater of: 1) the net selling price at which the purchaser of LICENSED PRODUCT(S) resells such product to the end user, 2) the NET SERVICE REVENUES received from using the LICENSED PRODUCT(S) in providing a service, 3) the fair market value of the LICENSED PRODUCT(S) or 4) the net selling price of LICENSED PRODUCT(S) paid by the purchaser.

4.9	Method of Payment: All payments under this Agreement shall be made in U.S. Dollars by either check or wire transfer.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

LAP-JHU Ref. 9328	6 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

4.10	Payment Information: All payments from Company to JHU shall be sent to:

Director

Johns Hopkins Technology Transfer

The Johns Hopkins University

100 N. Charles Street

5th Floor Baltimore, MD 21201

Attn: Agreement #3491

or such other addressee which JHU may designate in writing from time to time. Checks are to be made payable to “The Johns Hopkins University”. Wire transfers may be made through:

Bank of America

NY, NY

Wire info:

Johns Hopkins University Central Lockbox

Transit/Routing/ABA number: ***

Account number: ***

Type of account: Depository

Reference: JHU Tech Transfer

(JHU Ref. 9328)

Attn: Financial Manager

If needed for international wires:

SWIFT code: ***

CHIPS ABA number: None

Company shall be responsible for any and all costs associated with wire transfers.

5.	PATENT MATTERS

5.1

Prosecution & Maintenance: JHU, at its sole option and discretion, shall file, prosecute and maintain all patents specified under PATENT RIGHT(S). Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHT(S).

6.	TERM AND TERMINATION

6.1	Expiration: The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue until the date of expiration of the last to expire patent within PATENT RIGHT(S).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

LAP-JHU Ref. 9328	7 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

6.2	Termination by Company: Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU ninety (90) days written notice.

6.3

Termination by JHU: JHU, at its option, may terminate this Agreement and the license granted herein if Company 1) has not advertised LICENSED PRODUCT(S) or LICENSED SERVICE(S) by catalog or on its website as part of a nationwide sales effort in any period of four consecutive quarters or 2) has not made any sales of LICENSED PRODUCT(S) or provided a LICENSED SERVICE in any period of four consecutive quarters.

6.4

Unpaid Royalty/Reversion of Rights: Termination or expiration shall not affect JHU’s right to recover unpaid royalties prior to termination or expiration. Upon termination or expiration, all rights in and to the licensed technology shall revert to JHU at no cost to JHU.

6.5

Survival: All applicable provisions, including but not limited to Paragraphs 4.1 (Licensing Fee), 6.4 (Unpaid Royalty/Reversion of Rights), 9.3 (Severability), 9.4 (Use of Name), 9.5 (Disclaimer of Warranties), 9.6 (Indemnification), 9.7 (Product Liability), 9.12 (Binding Effect) and 9.13 (Governing Law) shall survive termination or expiration of this Agreement.

7.	DEFAULT

7.1

Default & Termination: Upon breach or default of any term or condition of this Agreement by either party, the defaulting party shall be given written notice of such default in writing by the party not in default. The defaulting party shall have a period of sixty (60) days after receipt of such notice to correct the default or breach. If the default or breach is not corrected within said sixty (60) day period, the party not in default shall have the right to terminate this Agreement.

8.	NOTICES

8.1

Notice Information: All notices and/or other communications pertaining to this Agreement shall be in writing and sent certified mail, return receipt requested, to the parties at the following addresses or such other address as such party shall have furnished in writing to the other party in accordance with this Paragraph 8.1:

FOR JHU:

Director

Johns Hopkins Technology Transfer

The Johns Hopkins University

100 N. Charles Street

5th Floor

Baltimore, MD 21201

Attn: JHU Ref.: 9328

LAP-JHU Ref. 9328	8 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

FOR Company:

Edward O. Kreusser, Esq.

VP, Intellectual Property and Legal Affairs

Osmetech Molecular Diagnostics

757 South Raymond Avenue,

Pasadena, CA 91105

Phone: (626) 463-2000 ext. 8017

Email: ed.kreusser@osmetech.com

9.	MISCELLANEOUS

9.1	Audit: JHU shall have the right to audit any Company records related to this Agreement.

9.2

Assignment: This Agreement is binding upon and shall inure to the benefit of JHU, its successors and assignees and shall not be assignable to another party, except that the Company shall have the right to assign this Agreement to another party in the case of the sale or transfer by the Company of all, or substantially all, of its assets relating to the LICENSED PRODUCT(S), LICENSED SERVICE(S) or PATENT RIGHT(S), to that party.

9.3

Severability: In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

9.4

Use of Name: The Company shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. Company shall allow at least seven (7) business days notice of any proposed public disclosure for JHU’s review and comment or to provide written consent.

9.5

Disclaimer of Warranties: JHU does not warrant the validity of any patents or that the practice under such patents, or the manufacture, use, sale or import of LICENSED PRODUCT(S) or LICENSED SERVICE(S), shall be free from patent infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 9.5, COMPANY AGREES THAT THE PATENT RIGHT(S) IS PROVIDED “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) OR LICENSED SERVICE(S) INCLUDING THEIR SAFETY,

LAP-JHU Ref. 9328	9 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO LICENSED PRODUCT(S) AND LICENSED SERVICE(S) UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE LICENSED PRODUCT(S) AND LICENSED SERVICE(S) UNDER THIS AGREEMENT. COMPANY ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY ANY PRODUCT MANUFACTURED, USED, OR SOLD BY COMPANY WHICH IS A LICENSED PRODUCT OR LICENSED SERVICE AS DEFINED IN THIS AGREEMENT.

9.6

Indemnification: JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S). The Company shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their representatives including but not limited to present and former regents, trustees, officers, Inventors, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is/are named as a party defendant in any such lawsuit. Practice of the inventions covered by LICENSED PRODUCT(S) or LICENSED SERVICE(S) by an agent or a third party on behalf of or for the account of the Company, or by a third party who purchases LICENSED PRODUCT(S) or LICENSED SERVICE(S) from the Company, shall be considered the Company’s practice of said inventions for purposes of this Paragraph 9.6. The obligation of the Company to defend and indemnify as set out in this Paragraph 9.6 shall survive the termination of this Agreement and shall not be limited by any other limitation of liability elsewhere in the Agreement.

9.7

Product Liability: Prior to first commercial sale of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) as the case may be in any particular country, Company shall establish and maintain, in each country in which Company shall sell LICENSED PRODUCT(S) or LICENSED SERVICE(S),

LAP-JHU Ref. 9328	10 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT(S) and/or LICENSED SERVICE(S) and will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

9.8	Compliance: The LICENSED PRODUCT(S) shall not be used in humans and will be stored, used, and disposed of in accordance with applicable law and regulations.

9.9

Marking: Company agrees that all package inserts for LICENSED PRODUCT(S) and packaging containing individual or combination LICENSED PRODUCT(S) sold for the research reagent market by Company will be marked (a) FOR RESEARCH USE ONLY; NOT FOR USE IN DIAGNOSTIC APPLICATIONS and (b) with the number of the applicable patent licensed hereunder in accordance with United States patent law. Company further agrees that all package inserts for LICENSED PRODUCT(S) and packaging containing individual or combination LICENSED PRODUCT(S) sold for the diagnostic market as analyte specific reagants by Company will be marked in compliance with applicable regulations for analyte specific reagents (as defined in 21 CFR § 864.4020) and with the number of the applicable patent licensed hereunder in accordance with United States patent law. In the event of FDA approval of LICENSED PRODUCT(S), Company further agrees that all product labels and package inserts for FDA-approved LICENSED PRODUCT(S) and packaging containing individual or combination LICENSED PRODUCT(S) sold for the diagnostic market by Company will be marked (a) “FOR IN VITRO DIAGNOSTIC USE” and (b) with the number of the applicable patent licensed hereunder in accordance with United States patent law.

9.10

Entire Agreement: This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

9.11

Amendment & Waiver: This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

LAP-JHU Ref. 9328	11 of 14	12/20/2006

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9.12	Binding Effect: This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

9.13

Governing Law: This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland. Both parties agree to waive their right to a jury trial.

9.14

Duties of the Parties. JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHT(S) or LICENSED PRODUCT(S) or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHT(S), its freedom to operate, and the value of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) or other rights granted.

9.15	Headings. Article headings are for convenient reference and are not a part of this Agreement. All Exhibits of this Agreement are herein incorporated by reference into this Agreement.

9.16	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF the respective parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.

THE JOHNS HOPKINS UNIVERSITY		CLINICAL MICRO SENSORS DBA OSMETECH MOLECULAR DIAGNOSTICS

By	/s/ Wesley D. Blakeslee	By	/s/ Bruce A. Huebner
	Wesley D. Blakeslee	Name:	Bruce A. Huebner
	Acting Director	Title:	President
Johns Hopkins Technology Transfer

Date:	12/29/2006	Date	12/20/06

LAP-JHU Ref. 9328	12 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

EXHIBIT A.

LICENSE FEES and ROYALTY

1.	The licensing fee due under Paragraph 4.1 is *** dollars ($***).

2.	The minimum annual royalty payment due under Paragraph 4.2 is *** dollars ($***).

3.	The royalty rate payable under Paragraph 4.3 is:

*** percent (***%) of ***

*** percent (***%) of ***

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

LAP-JHU Ref. 9328	13 of 14	12/20/2006

FINAL-JHU-OSMETECH	CONFIDENTIAL

EXHIBIT B.

QUARTERLY SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN

OSMETECH AND THE JOHNS HOPKINS UNIVERSITY

DATED

APRIL 11, 2006

FOR PERIOD OF                      TO

TOTAL ROYALTIES DUE FOR THIS PERIOD $

PRODUCT ID NO.	PRODUCT NAME	*JHU REF. NO.	1ST COMMERCIAL SALE DATE	TOTAL NET SALES/ SERVICES	ROYALTY RATE	AMOUNT DUE

*	Please provide the JHU Reference Number 9328

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.

LAP-JHU Ref. 9328	14 of 14	12/20/2006